UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2022

VIVAKOR, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-41286	26-2178141
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

433 Lawndale Drive South Salt Lake City, Utah	84115
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 281-2606

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VIVK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Lease Agreement

On March 9, 2022, Vivakor, Inc. (the “Company” or “Tenant”), entered into a lease agreement (the “Lease Agreement”), with Tar Sands Holdings II, LLC, a Utah limited liability company (the “Landlord”). The Company will lease from the Landlord the land on which the Company owns a plant, certain existing fixtures, equipment and facilities (the “Premises”) for the Company to develop a 1,000-barrel per day (or equivalent tonnage of asphalt cement) refinery and plant on the Premises (collectively, the “Tenant Improvements”) to process oil sands and other hydrocarbons and to sell finished hydrocarbon products as well as the byproduct from such processing. Pursuant to the Lease Agreement, the Landlord allows the Company to process mined oil sands on the Premises using the Tenant Improvements. Additionally, pursuant to the Lease Agreement, the Landlord is tosupply oil sands to the Company in a quantity determined by the Company, in an amount not to exceed 2,000 tons per day at a saturation quality of not less than ten 10%, as verified by the Company.

The Lease Agreement provides for an initial term of 60 months, commencing on signing and expiring on March 8, 2027 (the “Initial Term”). The Company has the option to extend the Initial Term for the Premises for an additional term of five years. .

The Lease Agreement contains a covenant pursuant to which the Company will pay to the Landlord $3 per ton of oil sands to processed by the Company through the Tenant Improvements.

The Company will pay to the Landlord an advance against future rent in the amount of $30,000, which advance shall be credited against future rent obligations of the Company.

Memorandum of Understanding

On March 9, 2022, the Company entered into a non-binding memorandum of understanding (the “Memorandum”), with Greenfield Energy, LLC (“Greenfield”) to develop, design, and construct the Company’s enhanced oil sands processing plant on the Premises to produce at least 1,000 barrels of oil per day or equivalent tonnage of asphalt cement. The plant, the intellectual property related to the plant and its operations and any byproduct from the operation of the plant will be owned by the Company. Greenfield will be entitled to receive fifty percent (50%) of the Company’s net revenue for any post-processed sand material from the plant sold through offtake agreements procured by Greenfield.

Pursuant to the Memorandum, the Company and Greenfield will enter into a professional services agreement (the “Professional Services Agreement”), pursuant to which Greenfield may provide certain operating services, including sand treatment and oil upscaling to the Company, to be provided by Valkor, LLC through Greenfield.

The Memorandum is subject to the entry into of definitive agreements for a period of approximately five years..

The foregoing description of the Lease Agreement and Memorandum are not complete and are qualified in their entirety by references to the full text of the Lease Agreement and Memorandum, which are filed as exhibits 10.1 and 10.2, respectively, to this report and are incorporated by reference herein.

Item 8.01	Other Events.

On March 10, 2022, the Company issued a press release announcing the signing of the Lease Agreement and Memorandum. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

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Item 9.01.	Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1#	Lease Agreement, by and between Vivakor, Inc., and Tar Sands Holdings II, LLC, dated March 9, 2022
10.2	Memorandum of Understanding, by and between Vivakor, Inc., and Greenfield Energy, LLC, dated March 8, 2022
99.1	Press Release announcing the signing of the Lease Agreement, dated March 10, 2022
104	Cover Page Interactive Data File (formatted as Inline XBRL)

# Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplemental copies of omitted schedules to the Securities and Exchange Commission or its staff upon its request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVAKOR, INC.

By:	/s/ Matthew Nicosia
Name:	Matthew Nicosia
Title:	Chief Executive Officer

Dated: March 15, 2022

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